Exhibit 10.6

CARDINAL HEALTH, INC.

DIRECTORS’ RESTRICTED SHARE UNITS AGREEMENT

UNDER THE

2007 NONEMPLOYEE DIRECTORS EQUITY INCENTIVE PLAN

This Restricted Share Units Agreement (the “Agreement”) is entered into in Franklin County, Ohio. On [date of grant] (the “Grant Date”), Cardinal Health, Inc., an Ohio corporation (the “Company”), has awarded to [Director name] (“Awardee”), [# of Shares] Restricted Share Units (the “Restricted Share Units” or “Award”), representing an unfunded unsecured promise of the Company to deliver common shares, without par value, of the Company (the “Shares”) to Awardee as set forth herein. The Restricted Share Units have been granted pursuant to the Cardinal Health, Inc. 2007 Nonemployee Directors Equity Incentive Plan, as amended (the “Plan”), and are subject to all provisions of the Plan, which are incorporated herein by reference, and are subject to the following provisions of this Agreement. Capitalized terms used in this Agreement which are not specifically defined have the meanings ascribed to such terms in the Plan.

1. Vesting of Restricted Share Units. The Restricted Share Units vest on the first anniversary of the Grant Date, except that if the [year] Annual Meeting of Shareholders is prior to the first anniversary of the Grant Date, then the Restricted Share Units will vest on the date of the [year] Annual Meeting of Shareholders (in either event, the “Vesting Date”), subject to the provisions of this Agreement, including those relating to Awardee’s continued service on the Company’s Board of Directors (the “Board”). In the event of a Change of Control, the Restricted Share Units vest in full, unless (a) Awardee is asked to continue to serve on the Board or to serve as a member of the board of directors of the Company’s successor in the Change of Control or another entity that is affiliated with the Company or its successor; and (b) a Replacement Award is offered to Awardee in accordance with Section 7(c) of the Plan.

2. Transferability. The Restricted Share Units are not transferable.

3. Termination of Service on the Board. If Awardee ceases to be a member of the Board prior to the vesting of the Restricted Share Units for any reason other than Awardee’s death, all of the then unvested Restricted Share Units shall be forfeited by Awardee immediately after Awardee ceases to be a member of the Board. If Awardee ceases to be a member of the Board prior to the vesting of the Restricted Share Units by reason of Awardee’s death, then such Restricted Share Units vest in full and are not forfeited.

4. Special Forfeiture and Repayment Rules. This Agreement contains special forfeiture and repayment rules intended to encourage conduct that protects the legitimate business assets of the Company and its subsidiaries (collectively, the “Cardinal Group”) and discourage conduct that threatens or harms those assets. The Company does not intend to have the benefits of this Agreement reward or subsidize conduct detrimental to the Company, and therefore will require the forfeiture of the benefits offered under this Agreement and the repayment of gains obtained from this Agreement, according to the rules specified below. Activities that trigger the forfeiture and repayment rules are divided into two categories: Misconduct and Competitor Conduct.

(a) Misconduct. During service on the Board and for three years after Awardee’s termination of service on the Board for any reason, Awardee agrees not to engage in Misconduct. If Awardee engages in Misconduct during service on the Board or within three years after Awardee’s termination of service on the Board for any reason, then

(i) Awardee immediately forfeits the Restricted Share Units that have not yet vested or that vested at any time within three years prior to the Misconduct and have not yet been paid pursuant to Paragraph 5 hereof, and those forfeited Restricted Share Units automatically terminate, and

(ii) Awardee shall, within 30 days following written notice from the Company, pay to the Company in cash an amount equal to (A) the gross gain to Awardee resulting from the payment of Restricted Share Units pursuant to Paragraph 5 hereof that had vested at any time within three years prior to the date the Misconduct first occurred (as determined by the Committee) less (B) $1.00. The gross gain is the market value of the Shares represented by the Restricted Share Units on the date of receipt.

As used in this Agreement, “Misconduct” means

(A) disclosing or using any of the Cardinal Group’s confidential information (as defined by the applicable Cardinal Group policies and agreements) without proper authorization from the Cardinal Group or in any capacity other than as necessary for the performance of Awardee’s duties as a Director of the Company;

(B) violation of applicable Cardinal Group policies, including but not limited to conduct which would constitute a breach of any representation or certificate of compliance signed by Awardee;

(C) fraud, gross negligence or willful misconduct by Awardee, including but not limited to fraud, gross negligence or willful misconduct causing or contributing to a material error resulting in a restatement of the financial statements of any member of the Cardinal Group;

(D) directly or indirectly soliciting or recruiting for employment or contract work on behalf of a person or entity other than a member of the Cardinal Group, any person who is an employee, representative, officer or director in the Cardinal Group or who held one or more of those positions at any time within the 12 months prior to Awardee’s termination of service on the Board;

(E) directly or indirectly inducing, encouraging or causing an employee of the Cardinal Group to terminate his/her employment or a contract worker to terminate his/her contract with a member of the Cardinal Group;

(F) any action by Awardee and/or his or her representatives that either does or could reasonably be expected to undermine, diminish or otherwise damage the relationship between the Cardinal Group and any of its customers, prospective customers, vendors, suppliers and/or employees known to Awardee; and

(G) breaching any provision of any agreement with a member of the Cardinal Group.

(b) Competitor Conduct. If Awardee chooses to engage in Competitor Conduct during service on the Board or within one year after Awardee’s termination of service on the Board for any reason, then

(i) Awardee immediately forfeits the Restricted Share Units that have not yet vested or that vested at any time within one year prior to the Competitor Conduct and have not yet been paid pursuant to Paragraph 5 hereof, and those forfeited Restricted Share Units automatically terminate, and

(ii) Awardee shall, within 30 days following written notice from the Company, pay to the Company in cash an amount equal to (A) the gross gain to Awardee resulting from the payment of Restricted Share Units pursuant to Paragraph 5 hereof that had vested at any time since the earlier of one year prior to the date the Competitor Conduct first occurred (as determined by the Committee) or one year prior to Awardee’s termination of service on the Board, if applicable, less (B) $1.00. The gross gain is the market value of the Shares represented by the Restricted Share Units on the date of receipt.

As used in this Agreement, “Competitor Conduct” means accepting employment with, or directly or indirectly providing services to, a Competitor in the United States. A “Competitor” means any person or business that competes with the products or services provided by a member of the Cardinal Group or about which Awardee obtained confidential information (as defined by the applicable Cardinal Group policies or agreements). For purposes of this Agreement, the nature and extent of Awardee’s activities, if any, disclosed to and reviewed by the Audit or Nominating and Governance Committees of the Board (each, a “Specified Committee”) prior to the date of Awardee’s termination of service on the Board will not be deemed to be Competitor Conduct unless specified to the contrary by the Specified Committee in a written notice given to Awardee within 90 days after the Specified Committee is notified in writing of such activities.

(c) General.

(i) Nothing in this Paragraph 4 constitutes or is to be construed as a “noncompete” covenant or other restraint on employment or trade. The execution of this Agreement is voluntary. Awardee is free to choose to comply with the terms of this Agreement and receive the benefits offered or else reject this Agreement with no adverse consequences to Awardee’s service on the Board.

(ii) Awardee agrees to provide the Company with at least 10 days written notice prior to accepting employment with or providing services to a Competitor within one year after Awardee’s termination of service on the Board.

(iii) Awardee acknowledges receiving sufficient consideration for the requirements of this Paragraph 4, including Awardee’s receipt of the Restricted Share Units. Awardee further acknowledges that the Company would not provide the Restricted Share Units to Awardee without Awardee’s promise to abide by the terms of this Paragraph 4. The parties also acknowledge that the provisions contained in this Paragraph 4 are ancillary to, or part of, an otherwise enforceable agreement at the time this Agreement is made.

(iv) Awardee may be released from the obligations of this Paragraph 4 if and only if the Committee determines, in writing and in the Committee’s sole discretion, that a release is in the best interests of the Company.

5. Payment.

(a) General. Subject to the provisions of Paragraph 4 of this Agreement and Paragraphs 5(b), (c) and (d) below, Awardee is entitled to receive from the Company (without any payment on behalf of Awardee) the Shares represented by the Restricted Share Units on the Vesting Date.

(b) Death. To the extent that Restricted Share Units are vested on the date of Awardee’s death, Awardee is entitled to receive the corresponding Shares from the Company on the date of death.

(c) Change of Control. To the extent that Restricted Share Units are vested on the date of a Change of Control, Awardee is entitled to receive the corresponding Shares from the Company on the date of the Change of Control; provided, however, that if the Change of Control would not qualify as a permissible date of distribution under Section 409A(a)(2)(A) of the Code, and the regulations thereunder, and where Section 409A of the Code applies to such distribution, Awardee is entitled to receive the corresponding Shares from the Company on the date that would have otherwise applied pursuant to Paragraphs 5(a) or (b).

(d) Elections to Defer Receipt. Elections to defer receipt of the Shares beyond the date of payment provided herein may be permitted in the discretion of the Committee pursuant to procedures established by the Committee in compliance with the requirements of Section 409A of the Code.

6. Dividend Equivalents. Awardee is not entitled to receive cash dividends on the Restricted Share Units, but will receive a dividend equivalent payment from the Company in an amount equal to the dividends that would have been paid on each Share paid under this Agreement if it had been outstanding between the Grant Date and the payment date of the Shares represented by the Restricted Share Units (i.e., based on the record date for cash dividends). Subject to an election to defer receipt as permitted under Paragraph 5(d), the Company shall pay dividend equivalent payments in cash on the payment date of the Shares represented by the Restricted Share Units.

7. Holding Period Requirement. As a condition to receipt of the Restricted Share Units, Awardee hereby agrees to hold, until the first anniversary of the Vesting Date (or, if earlier, the date Awardee ceases to be a member of the Board), the After-Tax Net Profit in Shares issued pursuant to payment of such units. “After-Tax Net Profit” means the total dollar value of the Shares that Awardee receives at payment, minus the amount of all applicable federal, state, local or foreign income or other taxes that are expected to be incurred in connection with the vesting of the Award, determined based upon the highest applicable marginal rate for each such tax. This paragraph 7 will not apply on or after the date of a Change of Control.

8. Right of Set-Off. By accepting these Restricted Share Units, Awardee consents to a deduction from, and set-off against, any amounts owed to Awardee that are not treated as “non-qualified deferred compensation” under Section 409A of the U.S. Internal Revenue Code of 1986, as amended, by any member of the Cardinal Group from time to time (including, but not limited to, amounts owed to Awardee as Director annual retainer fees, meeting fees or other fringe benefits) to the extent of the amounts owed to the Company by Awardee under this Agreement.

9. No Shareholder Rights. Awardee has no rights of a shareholder with respect to the Restricted Share Units, including no right to vote the Shares represented by the Restricted Share Units until such Shares vest and are paid to Awardee.

10. Governing Law/Venue for Dispute Resolution/Costs and Legal Fees. This Agreement is governed by the laws of the State of Ohio, without regard to principles of conflicts of law, except to the extent superseded by the laws of the United States of America. The parties agree and acknowledge that the laws of the State of Ohio bear a substantial relationship to the parties and/or this Agreement and that the Restricted Share Units and benefits granted herein would not be granted without the governance of the Agreement by the laws of the State of Ohio. In addition, all legal actions or proceedings relating to this Agreement must be brought exclusively in state or federal courts located in Franklin County, Ohio, and the parties executing this Agreement hereby consent to the personal jurisdiction of such courts. Awardee acknowledges that the covenants contained in Paragraph 4 of this Agreement are reasonable in nature, are fundamental for the protection of the Company’s legitimate business and proprietary interests, and do not adversely affect Awardee’s ability to earn a living. In the event that it becomes necessary for the Company to institute legal proceedings under this Agreement, Awardee is be responsible to the Company for all costs and reasonable legal fees incurred by the Company in connection with the proceedings. Any provision of this Agreement which is determined by a court of competent jurisdiction to be invalid or unenforceable should be construed or limited in a manner that is valid and enforceable and that comes closest to the business objectives intended by the provision, without invalidating or rendering unenforceable the remaining provisions of this Agreement.

11. Action by the Committee. The parties agree that the interpretation of this Agreement rests exclusively and completely within the sole discretion of the Committee. The parties agree to be bound by the decisions of the Committee with regard to the interpretation of this Agreement and with regard to any and all matters set forth in this Agreement. In fulfilling its responsibilities hereunder, the Committee may rely upon documents, written statements of the parties, financial reports or other material as the Committee deems appropriate. The parties agree that there is no right to be heard or to appear before the Committee and that any decision of the Committee relating to this Agreement, including whether particular conduct constitutes “Misconduct” or “Competitor Conduct,” is final and binding.

12. Electronic Delivery and Consent to Electronic Participation. The Company may, in its sole discretion, decide to deliver any documents related to the Restricted Share Unit grant under and participation in the Plan or future Restricted Share Units that may be granted under the Plan by electronic means or to request Awardee’s consent to participate in the Plan by electronic means. Awardee hereby consents to receive such documents by electronic delivery and to participate in the Plan through an on-line or electronic system established and maintained by the Company or another third party designated by the Company, including the acceptance of restricted share unit grants and the execution of restricted share unit agreements through electronic signature.

13. Notices. All notices, requests, consents and other communications required or provided under this Agreement to be delivered by Awardee to the Company must be in writing and will be deemed sufficient if delivered by hand, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to the Company at the address set forth below:

Cardinal Health, Inc.

7000 Cardinal Place

Dublin, Ohio 43017

Attention: General Counsel

All notices, requests, consents and other communications required or provided under this Agreement to be delivered by the Company to Awardee may be delivered by e-mail or in writing and will be deemed sufficient if delivered by e-mail, hand, facsimile, nationally recognized overnight courier, or certified or registered mail, return receipt requested, postage prepaid, and will be effective upon delivery to Awardee.

14. Amendment. Any amendment to the Plan is deemed to be an amendment to this Agreement to the extent that the amendment is applicable hereto; provided, however, that no amendment may impair the rights of Awardee without Awardee’s consent, except for an amendment made to cause the Plan or this Award to comply with applicable law, stock exchange rules or accounting rules.

CARDINAL HEALTH, INC.

By:
Its:

ACCEPTANCE OF AGREEMENT

Awardee hereby: (a) acknowledges that he or she has received a copy of the Plan, a copy of the Company’s most recent annual report to shareholders and other communications routinely distributed to the Company’s shareholders, and a copy of the Plan Description pertaining to the Plan; (b) accepts this Agreement and the Restricted Share Units granted to him or her under this Agreement subject to all provisions of the Plan and this Agreement, including the provisions in the Agreement regarding “Misconduct” and “Competitor Conduct” and “Special Forfeiture and Repayment Rules” set forth in Paragraph 4 above; (c) represents that he or she understands that the acceptance of this Agreement through an on-line or electronic system, if applicable, carries the same legal significance as if he or she manually signed the Agreement; and (d) agrees that no transfer of the Shares delivered in respect of the Restricted Share Units may be made unless the Shares have been duly registered under all applicable Federal and state securities laws pursuant to a then-effective registration which contemplates the proposed transfer or unless the Company has received a written opinion of, or satisfactory to, its legal counsel that the proposed transfer is exempt from such registration.

Awardee’s Signature

Date